                                  EXHIBIT INDEX
                                  -------------


EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------

Exhibit 99.1 Transaction statement to be sent to security holders of TouchTunes Music Corporation in connection with going private transaction

                          TouchTunes Music Corporation
                             1800 East Sahara Avenue
                                    Suite 107
                             Las Vegas, Nevada 89104


                                 February 13, 2004


Notice of reverse stock split and deregistration of Class A voting common stock, par value $0.001 per share, of TouchTunes Music Corporation

To All Stockholders of TouchTunes Music Corporation

Notice is hereby given that on February 6, 2004, the board of directors of TouchTunes Music Corporation (the "Corporation") has approved a proposal authorizing the Corporation to effect a reverse stock split of the Class A voting common stock, par value $0.001 per share (the "Common Stock"), of the Corporation at a ratio of between one to 2,000 and one to 1,500, inclusive (the final ratio to be determined by the board of directors of the Corporation immediately prior to effecting the reverse stock split), with a view to reducing the number of stockholders of record of the Corporation to fewer than 300 by paying cash to holders of Common Stock that otherwise would only hold fractional shares after giving effect to the reverse stock split in lieu of issuing fractional shares to such stockholders at a price equal to $0.50 per share of Common Stock held thereby before giving effect to the reverse stock split, and immediately thereafter terminating the registration of the Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act") and terminating the listing of the Common Stock of The Nasdaq Stock Market Over-the-Counter Bulletin Board, thereby ending the Corporation's obligations as a public company under the United States securities laws.

The proposed reverse stock split and deregistration and delisting of the Common Stock does not require stockholder approval under the General Corporation Law of the State of Nevada or any other applicable law, and no vote or consent of stockholders will be sought in connection with the proposed reverse stock split (other than the consent of certain preferred stockholders of the Corporation, which has already been obtained, as more fully described in the accompanying transaction statement). Accordingly, the Corporation is not asking you for a proxy, and you are requested not to send the Corporation a proxy, in respect of the proposed reverse stock split and deregistration and delisting of the Common Stock.

If the reverse stock split is effected and the registration of the Common Stock under the Exchange Act and the listing of the Common Stock on The Nasdaq Stock Market Over-the-Counter Bulletin Board is terminated as proposed, the Corporation will no longer be a reporting company under the Exchange Act and will cease to file certain reports with the Securities and Exchange Commission, as more fully described in the accompanying transaction statement.

You are urged to read carefully the accompanying transaction statement and other disclosure documents in their entirety for important information in respect of the proposed reverse stock split and deregistration and delisting of the Common Stock.

The board of directors of the Corporation may postpone or abandon the proposed reverse stock split and deregistration and delisting of the Common Stock at any time prior to their effectuation for any reason.

By order of the board of directors of the Corporation.

TouchTunes Music Corporation


By: /s/ John Perrachon
    ------------------
    John Perrachon
    Chief Executive Officer

                          TOUCHTUNES MUSIC CORPORATION
                              TRANSACTION STATEMENT
                              ---------------------


This transaction statement is being furnished to stockholders of TouchTunes Music Corporation (the "Corporation"), a Nevada corporation, pursuant to and in accordance with the requirements of Section 13(e) of the Securities
Exchange Act of 1934 (the "Exchange Act") and Rule 13e-3 thereunder in connection with a proposal that the Corporation effect a reverse stock split of the Class A voting common stock, par value $0.001 per share (the "Common Stock"), of the Corporation at a ratio of between one to 2,000 and one to 1,500, inclusive (the final ratio to be determined by the board of directors of the Corporation immediately prior to effecting such reverse stock split), with a view to reducing the number of stockholders of record of the Corporation to fewer than 300 by paying cash to holders of Common Stock that otherwise would only hold fractional shares after giving effect to such reverse stock split in lieu of issuing fractional shares to such stockholders at a price equal to $0.50 per share of Common Stock held thereby before giving effect to the reverse stock split (the "Reverse Stock Split"), and immediately thereafter terminating the registration of the Common Stock under the Exchange Act and terminating the listing of the Common Stock on The
Nasdaq Stock Market Over-the-Counter Bulletin Board, thereby ending the Corporation's obligations as a public company under the United States securities laws (the "Deregistration" and together with the Reverse Stock Split, the "Proposed Transaction").

THE TRANSACTIONS DESCRIBED IN THIS TRANSACTION STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS TRANSACTION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

STOCKHOLDERS OF THE CORPORATION SHOULD READ CAREFULLY THIS TRANSACTION STATEMENT AND OTHER DISCLOSURE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING ANY INVESTMENT DECISION IN RESPECT OF THE COMMON STOCK.

The Proposed Transaction does not require stockholder approval under the General Corporation Law of the State of Nevada or any other applicable law, and no vote or consent of stockholders will be sought in connection with the Proposed Transaction (other than the consent of certain preferred stockholders of the Corporation, which has already been obtained, as more fully described below).

ACCORDINGLY, THE CORPORATION IS NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND THE CORPORATION A PROXY, IN RESPECT OF THE PROPOSED TRANSACTION.

If the Proposed Transaction is effected as proposed, the Corporation will no longer be a reporting company under the Exchange Act. THE CORPORATION WILL, THEREFORE, CEASE TO FILE CERTAIN REPORTS WITH THE SECURITIES AND EXCHANGE COMMISSION.

The Proposed Transaction cannot be effected until thirty days after the date this transaction statement is mailed to the stockholders of the Corporation, or until March 15, 2004.

                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----

Transaction Summary......................................................../ /

The Corporation............................................................/ /

The Transaction............................................................/ /

Fairness of the Transaction................................................/ /

Reports, Opinions, Appraisals, and Certain Negotiations..................../ /

Source and Amount of Funds or Other Consideration........................../ /

Capital Restructuring....................................................../ /

Beneficial Ownership of Common Stock......................................./ /

Financial Statements......................................................./ /

Additional Information...................................................../ /

Exhibits.................................................................../ /

TRANSACTION SUMMARY

The following is a summary of certain material terms of the Proposed Transaction. It does not include or summarize all material information regarding the Proposed Transaction. You are urged to read carefully the remainder of this transaction statement for a more complete description of all material information regarding the Proposed Transaction.

-     Reverse Stock Split

The board of directors of the Corporation has approved a proposal authorizing the Corporation to effect a reverse stock split of the Common Stock. The Reverse Stock Split will be effected at a ratio of between one to 2,000 and one to 1,500, inclusive. The board of directors of the Corporation will determine the final ratio immediately prior to effecting the Reverse Stock Split.

If, for example, the Reverse Stock Split is effected at a rate of one to 2,000, immediately after giving effect to the Reverse Stock Split, stockholders would hold one whole share of Common Stock for each 2,000 shares of Common Stock held thereby immediately prior to giving effect to the Reverse Stock Split. See "The Transaction--Material Terms" below.

-     Payment of Cash for Fractional Interests

In connection with the Reverse Stock Split, the Corporation will pay to holders of Common Stock that otherwise would only hold fractional shares after giving effect to the Reverse Stock Split in lieu of issuing fractional shares to such stockholders cash in the amount of $0.50 per share of Common Stock held thereby before giving effect to the Reverse Stock Split. (The fractional shares of stockholders that will hold one or more whole shares of Common stock after giving effect to the Reverse Stock Split in addition to any fractional share will receive one whole share of Common Stock in respect of such fractional share--i.e., fractional shares of such stockholders will be rounded up to the next whole share).

If, for example, the Reverse Stock Split is effected at a rate of one to 2,000, all stockholders holding 1,999 or fewer shares of Common Stock immediately prior to giving effect to the Reverse Stock Split would no longer hold any Common Stock immediately after giving effect to the Reverse Stock Split, but would instead be entitled to payment of $0.50 per share of Common Stock held thereby immediately prior to giving effect to the Reverse Stock Split. See "The Transaction--Material Terms" below.

-     Purpose of the Reverse Stock Split

The Corporation intends to undertake the Reverse Stock Split for the purpose of reducing the number of stockholders of record of the Corporation to fewer than 300, so that it can then terminate the registration of the Common Stock under the Exchange Act and thereby end the Corporation's obligations as a public company under the United States securities laws, as well as terminate the listing of the Common Stock on The Nasdaq Stock Market Over-the-Counter Bulletin Board. See "The Transaction--Purpose" below.

-     Deregistration of Common Stock

Immediately after effecting the Reverse Stock Split, the Corporation intends to terminate the registration of the Common Stock under the Exchange Act.

-     Delisting of Common Stock

Immediately after effecting the Reverse Stock Split, the Corporation also intends to terminate the listing of the Common Stock on The Nasdaq Stock Market Over-the-Counter Bulletin Board. See "The Transaction--Effects" below.

-     Stockholder Approval Not Required

Except for the consent of certain preferred stockholders of the Corporation, which has already been obtained (see "Capital Restructuring" below), the Proposed Transaction does not require stockholder approval under the General Corporation Law of the State of Nevada or any other applicable law. Accordingly, the Corporation does not intend to seek or obtain any other approval of stockholders in connection with the Proposed Transaction.

-     Cessation of Public Reporting Obligations

If the Corporation effects the Proposed Transaction as described in this transaction statement, the Common Stock will no longer be registered and the Corporation will no longer be a reporting company under the Exchange Act. The Corporation will, therefore, cease to file annual, quarterly, current, and other reports and documents with the Securities and Exchange Commission, and stockholders will cease to receive annual reports and proxy statements. Persons that remain stockholders of the Corporation after the Proposed Transaction is effected will, therefore, have access to much less information about the Corporation and its business, operations, and financial performance. See "The Transaction--Effects" below.

-     Effective Date

The earliest the Corporation can effect the Proposed Transaction is March 15, 2004. The Corporation intends to effect the Proposed Transaction on or as soon as possible after that date. See "The Transaction--Effective Date" below.

-     Appraisal Rights

Any stockholder that would receive in connection with the Reverse Stock Split cash in lieu of any fractional share of Common Stock such stockholder would otherwise be entitled has the right under the General Corporation Law of the State of Nevada to dissent and instead obtain payment of the fair value of such fractional share. See "The Transaction--Appraisal Rights" below.

-     Costs of Proposed Transaction

The Corporation will bear all costs arising from the preparation and dissemination of this transaction statement, which are estimated to be approximately $150,000. See "Source and Amount of Funds or Other
Consideration" below.

THE CORPORATION

The full legal name of the Corporation is "TouchTunes Music Corporation". The address and telephone number of the principal executive offices of the Corporation are 1800 East Sahara Avenue, Suite 107, Las Vegas, Nevada 89104, and
(702) 792-7405, respectively. The address and telephone number of the principal business offices of the Corporation are 3 Place du Commerce, 4th Floor, Montreal, Quebec H3E 1H7, Canada, and (514) 762-6244, respectively.

The exact title of the Common Stock is Class A voting common stock, par value $0.001 per share, of the Corporation. The number of shares of Common Stock outstanding as of February 6, 2004, is 14,827,394.

The principal market in which the Common Stock is traded is The Nasdaq Stock Market Over-the-Counter Bulletin Board under the symbol TTMC. The high and low sales prices for the Common Stock in The Nasdaq Stock Market Over-the-Counter Bulletin Board for each quarter during the past two years were as follows:

Quarter                               High                                Low
-------                               ----                                ---

Q1 2002                               $0.51                               $0.31
Q2 2002                               $0.50                               $0.25
Q3 2002                               $0.51                               $0.25
Q4 2002                               $0.51                               $0.17

Q1 2003                               $0.46                               $0.20
Q2 2003                               $0.45                               $0.18
Q3 2003                               $0.51                               $0.20
Q4 2003                               $0.51                               $0.21

The Corporation has not paid any dividends in respect of the Common Stock during the past two years. The Corporation is prohibited from paying dividends under its banking agreements with National Bank of Canada and the Amended and Restated Voting Trust and Limited Shareholders Agreement among Techno Expres SA, Caisse de Depot et Placement du Quebec ("CDPQ") and Societe Innovatech du Grand Montreal ("Innovatech") and the Corporation (filed as
Exhibit 9.1 to the Quarterly Report of the Corporation on Form 10-QSB for the quarterly period ended June 30, 2003).

The Corporation has not made an underwritten public offering of common stock for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

The Corporation is the person filing this transaction statement with the Securities and Exchange Commission and furnishing it to the stockholders of the Corporation.

The executive officers and directors of the Corporation are:

                           Current Principal Occupation    Other Material Occupations     Country of
Name and Title                 and Business Address          During Past Five Years       Citizenship
--------------             ----------------------------      -----------------------      -----------
John Perrachon,           President and chief executive   Member of the board of           France
President and             officer of the Corporation      directors of the Corporation


                           Current Principal Occupation    Other Material Occupations     Country of
Name and Title                 and Business Address          During Past Five Years       Citizenship
--------------             ----------------------------      -----------------------      -----------
Chief Executive           from June 2002 to present;      from June 2002 to present; see
Officer; Director         see the business address of     the business address of the
                          the Corporation above           Corporation above

                                                          Chief executive
                                                          officer of De Agostini
                                                          Atlas Editions, a
                                                          direct marketing
                                                          company specializing
                                                          in children's
                                                          entertainment and
                                                          educational products,
                                                          from 1996 to 2001

Tony Mastronardi,         Executive vice president,       Chief executive officer of the   Canada
Executive Vice            business development and        Corporation from December 1994
President, Business       marketing, of the Corporation   to June 2002; see the business
Development and           from June 2002 to present;      address of the Corporation
Marketing; Director       see the business address of     above
                          the Corporation above
                                                          Member of the board of
                                                          directors of the
                                                          Corporation from
                                                          December 1994 to
                                                          present; see the
                                                          business address of
                                                          the Corporation above

Guy Nathan, Executive     Executive vice president,       Senior vice president of the     France
Vice President,           technology of the Corporation   Corporation from December 1994
Technology; Director      from December 2002 to           to March 2002 and Consultant
                          present; see the business       to the Corporation from March
                          address of the Corporation      2002 to December 2002; see the
                          above                           business address of the
                                                          Corporation above

                                                          Member of the board
                                                          of directors of the
                                                          Corporation from

                           Current Principal Occupation    Other Material Occupations     Country of
Name and Title                 and Business Address          During Past Five Years       Citizenship
--------------             ----------------------------      -----------------------      -----------
                                                          December 1994 to
                                                          present; see the
                                                          business address of
                                                          the Corporation above

Matthew Carson, Vice      Executive officer of the        Vice president, finance, and     Canada
President, Finance and    Corporation from March 2001     chief financial officer of MDP
Chief Financial Officer   to present; see the business    Worldwide Entertainment Inc.,
                          address of the Corporation      a film production and
                          above                           distribution company, from
                                                          November 1998 to February
                                                          2001; 777 rue de la Commune,
                                                          Montreal, Quebec, H3C 1Y1

Daniel McAllister, Vice   Executive officer of the        Director of sales for the        United States
President,                Corporation from March 2002     Corporation from August 1997
Coin-Operated Sales       to present; see the business    to March 2002; see the
                          address of the Corporation      business address of the
                          above                           Corporation above

Dominique Dion, Vice      Executive officer of the        Research and development         Canada
President, Research and   Corporation from June 2003 to   project manager for the
Development               present; see the business       Corporation from January 1998
                          address of the Corporation      to June 2003; see the business
                          above                           address of the Corporation
                                                          above

Benoit Pomerleau, Vice    Executive officer of the        Director of operations and       Canada
President, Operations     Corporation from April 2003     general manager of Cycomm
                          to present; see the business    Mobile Solutions-Canada, a
                          address of the Corporation      rugged PC manufacturer, from
                          above                           June 1996 to July 2002; 7900
                                                          Taschereau Boulevard,
                                                          Brossard, Quebec

Laurie Hughes,            Executive Officer of the        Director of business affairs,    United States
Vice President,           Corporation from January 2004   ASCAP, from September 1995
Business Affairs and      to present; see the business    to September 2003. Assistant
Licensing                 address of the Corporation      vice president, business
                          above                           affairs, ASCAP from
                                                          September 2003 to December 2003;
                                                          One Lincoln Plaza NY, NY 10023

                           Current Principal Occupation    Other Material Occupations     Country of
Name and Title                 and Business Address          During Past Five Years       Citizenship
--------------             ----------------------------      -----------------------      -----------
Pierre Desjardins,        Retired                         Member of the board of           Canada
Director                                                  directors from December 2000
                                                          to present and chairman of the
                                                          board of directors of the
                                                          Corporation from March 2002 to
                                                          present; see the business
                                                          address of the Corporation
                                                          above

                                                          Chief executive
                                                          officer of Total
                                                          Containment Inc., an
                                                          engineering services
                                                          and underground
                                                          containment equipment
                                                          manufacturing company,
                                                          from January 1996 to
                                                          January 2000, and
                                                          chairman of the board
                                                          of directors of Total
                                                          Containment Inc. from
                                                          January 1996 to present

Sophie Forest,            Managing Partner, Brightspark   Member of the board of           Canada
Director                  Capital Partners Inc.           directors of the Corporation
                          1000 de la Gauchetiere West     from September 2000 to March
                          Montreal, Quebec H3A 4W5        2002 and from January 2004 to
                                                          present; see the business
                                                          address of the Corporation
                                                          above

Didier Benchimol          Senior partner of CDP           Member of the board of           France
Director                  Technology Ventures             directors of the Corporation
                                                          from March 2003 to present;
                                                          see the business address of

                           Current Principal Occupation    Other Material Occupations     Country of
Name and Title                 and Business Address          During Past Five Years       Citizenship
--------------             ----------------------------      -----------------------      -----------
                                                          the Corporation above

Neither the Corporation nor any of the above-listed executive officers or directors of the Corporation: (i) was convicted in a criminal proceeding during the past five years (excluding violations and similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Techno Expres S.A., a French corporation, which owns beneficially and of record 10,001,920 shares of Common Stock, representing sixty-seven percent of the outstanding Common Stock could be deemed a controlling affiliate of the Corporation. The principal business of Techno Expres S.A. is a holding company. The business address of Techno Expres S.A. is 36 Rue du Marche, Alfortville, France, 94140.

To the knowledge of the Corporation, the executive officers, directors, and controlling shareholders of Techno Expres S.A. are:

                           Current Principal Occupation     Other Material Occupations    Country of
Name and Title                 and Business Address           During Past Five Years      Citizenship
--------------              --------------------------      --------------------------    -----------
Tony Mastronardi,          See above                          See above                    See above
Shareholder

Guy Nathan, President,     See above                          See above                    See above
General Manager and
Director

Tonino Lattanzi,           Businessman                        --                           France
Director and Shareholder   12 rue du Bois
                           92240 Clamart, France

Francoise Lattanzi,        --                                 --                           France
Director and Shareholder   12 rue du Bois
                           92240 Clamart, France

                           Current Principal Occupation     Other Material Occupations    Country of
Name and Title                 and Business Address           During Past Five Years      Citizenship
--------------              --------------------------      --------------------------    -----------
Patrick Le Calve,          Accountant                         n/a                          France
Director                   20 avenue Albert
                           Chennevieres, Marme
                           France

To the knowledge of the Corporation, neither Techno Expres S.A. nor any of the above-listed executive officers or directors of Techno Expres S.A.: (i) was convicted in a criminal proceeding during the past five years (excluding violations and similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THE TRANSACTION

Material Terms

The board of directors of the Corporation has approved a proposal that the Corporation effect a Reverse Stock Split of the Common Stock, to be effected at a ratio of between one to 2,000 and one to 1,500, inclusive. Such determination will be based on the best information then available as to the number of stockholders of the Corporation and the numbers of shares of Common Stock held by such stockholders. However, since many beneficial owners of shares of Common Stock do not have such shares registered in their own names, but rather in "street names"--i.e., through a broker or other third party--it will be impossible for the board of directors to know such information with certainty. Accordingly, it is possible that even at a ratio of one to 2,000, the Corporation may not achieve (or know with certainty whether or not it has achieved) its objective of reducing the number of beneficial owners of Common Stock to fewer than 300, in which case the Corporation could be forced to increase the ratio to be used in the Revenue Stock Split, abandon the Proposed Transaction, or effect a further Reverse Stock Split after the Proposed Transaction has been effected. The board of directors of the Corporation will determine the final ratio immediately prior to effecting the Reverse Stock Split.

If, for example, the Reverse Stock Split is effected at a rate of one to 2,000, immediately after giving effect to the Reverse Stock Split, stockholders would hold one whole share of Common Stock for each 2,000 shares of Common Stock held thereby immediately prior to giving effect to the Reverse Stock Split.

In connection with the Reverse Stock Split, the Corporation will pay to holders of Common Stock that would otherwise hold only fractional shares after giving effect to the Reverse Stock Split $0.50 per share of Common Stock held thereby before giving effect to the Reverse Stock Split. (The fractional shares of stockholders that will hold one or more whole shares of Common
Stock after giving effect to the Reverse Stock Split in addition to any fractional share will receive one whole share of Common Stock in respect of such fractional share--i.e., fractional shares of such stockholders will be rounded up to the next whole share).

If, for example, the Reverse Stock Split is effected at a rate of one to 2,000, all stockholders holding 1,999 or fewer shares of Common Stock immediately prior to giving effect to the Reverse Stock Split would no longer hold any Common Stock immediately after giving effect to the Reverse Stock Split, but would instead be entitled to payment of $0.50 per share of Common Stock held thereby immediately prior to giving effect to the Reverse Stock Split.

The fractional shares of Common Stock acquired by the Corporation in connection with the Reverse Stock Split will be retired.

The board of directors of the Corporation may postpone or abandon the proposed Proposed Transaction at any time prior to its effectuation for any reason.

Purpose

The purpose of the Proposed Transaction is to effect a going private transaction by reducing the number of stockholders of record of the

Corporation to fewer than 300 and thereafter terminating the registration of the Common Stock under the Exchange Act, thereby ending the Corporation's obligations as a public company under the United States securities laws, and terminating the listing of the Common Stock on The Nasdaq Stock Market Over-the-Counter Bulletin Board.

Alternatives

In addition to a Reverse Stock Split, the Corporation considered other methods of effecting a going private transaction (including a tender offer, a purchase of shares in the open market, and a statutory merger), but determined that a Reverse Stock Split was the easiest and most cost effective method for achieving that end.

Reasons

The Corporation incurs significant direct and indirect costs complying with its periodic reporting and other obligations under the Exchange Act and the rules of The Nasdaq Stock Market Over-the-Counter Bulletin Board (collectively, the "Public Company Costs"), including: the legal, accounting, printing, mailing, and administrative costs of preparing, reviewing, printing, and distributing the reports and other filings required under the Exchange Act and the rules of The Nasdaq Stock Market Over-the-Counter Bulletin Board; the broker and transfer agent charges for forwarding materials to beneficial holders of Common Stock; the management time and attention expended in preparing and reviewing such reports and other filings; the substantially higher premiums for directors' and officers' insurance policies payable by public companies; and the disadvantage of publicly disclosing detailed operational and financial information of the Corporation when non-public competitors are not required to make comparable disclosures. The direct, out-of-pocket costs comprising the Public Company Costs amount to approximately $300,000 each year.

The Corporation does not, however, presently intend to exploit the principal benefits of being a public company--namely to raise capital through sales of securities in a public offering or to acquire other businesses or companies using stock as consideration (collectively, the "Public Company Benefits").

The board of directors of the Corporation has determined that the Public Company Costs currently and in the foreseeable future will far outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Corporation or its stockholders, creditors, or other stakeholders for the Corporation to remain a public company.

Effects

If the Corporation effects the Proposed Transaction as described in this transaction statement, the Common Stock will no longer be registered and the Corporation will no longer be a reporting company under the Exchange Act, and the Common Stock will no longer be listed for trading on The Nasdaq Stock Market Over-the-Counter Bulletin Board.

The Corporation will, therefore, cease to file annual, quarterly, current, and other reports and documents with the Securities and Exchange Commission, and stockholders will cease to receive annual reports and proxy statements. Persons that remain stockholders of the Corporation after the Proposed Transaction is effected will, therefore, have access to much less information about the Corporation and its business, operations, and financial performance.

There will no longer be any public market for the Common Stock, and the market for the Common Stock will, accordingly, be much less liquid, adversely affecting the ability of stockholders to sell their Common Stock.

The Corporation also will no longer incur the substantial Public Company Costs described above, thereby improving the Corporation's financial position to the benefit of the Corporation's stockholders, creditors, and other stakeholders.

Certain Federal Income Tax Consequence

The summary of U.S. federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, brokers, dealers, persons who are not citizens or residents of the United States, foreign corporations, tax exempt organizations, persons that acquired their Common Stock as part of a straddle, hedge, or other integrated instrument, and stockholders that acquired their Common Stock through the exercise of an employee stock option or otherwise as compensation.

Consequences of the Proposed Transaction  to Stockholders

The Proposed Transaction is not expected to have material U.S. federal income tax consequences to the Corporation or to stockholders that do not receive cash in lieu of fractional shares.

The receipt of cash in lieu of fractional shares pursuant to the Proposed Transaction will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder that receives cash in lieu of a fractional share pursuant to the Proposed Transaction will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received in exchange for the fractional share and such stockholder's adjusted tax basis in the Common Stock. Provided that the Common Stock constitutes a capital asset in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder has held the Common Stock for more than one year at the time of sale. Under current law, the maximum U.S. federal income tax rate applicable to non-corporate taxpayers on net long-term capital gains is 15% and the maximum regular U.S. federal income tax rate on ordinary income is 35%. The deductibility of capital losses is subject to limitations.

Backup Withholding

A stockholder (other than exempt stockholders including, among others, all corporations) that receives cash in lieu of a fractional share may be subject to 28% backup withholding unless the stockholder provides its taxpayer identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). If backup withholding applies to a stockholder, the corporation is required to withhold 28% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return on a timely basis.

ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

Stockholder Approval Not Required

Except for the consent of certain preferred stockholders of the Corporation, which has already been obtained (see "Capital Restructuring" below), the Proposed Transaction does not require stockholder approval under the General Corporation Law of the State of Nevada or any other applicable law. Accordingly, the Corporation does not intend to seek or obtain any other approval of stockholders in connection with the Proposed Transaction.

Effective Date

The earliest the Corporation can effect the Proposed Transaction is March 15, 2004. The Corporation intends to effect the Proposed Transaction on or as soon as possible after that date.

The Reverse Stock Split will become effective upon the filing of a certificate in respect of the Reverse Stock Split with the Secretary of State of the State of Nevada.

The suspension of the Corporation's obligation to files periodic reports and other documents under the Exchange Act will become effective upon the filing with the Securities and

Exchange Commission of a certification and notice of termination of registration on Form 15 after the filing of such certificate with the Secretary of State of the State of Nevada, and the termination of the registration of the Common Stock will become effective ninety days thereafter.

The delisting of the Common Stock will become effective upon the delivery of a notice in respect thereof with The Nasdaq Stock Market after the filing with the Securities and Exchange Commission of such certification and notice of termination of registration on form 15.

Different Terms

In connection with the Reverse Stock Split, the Corporation will pay to holders of Common Stock that would otherwise hold only fractional shares after giving effect to the Reverse Stock Split $0.50 per share of Common Stock held thereby before giving effect to the Reverse Stock Split. The fractional shares of stockholders that will hold one or more whole shares of Common Stock after giving effect to the Reverse Stock Split in addition to any fractional share will receive one whole share of Common Stock in respect of such fractional share--i.e., fractional shares of such stockholders will be rounded up to the next whole share.

Appraisal Rights

Any stockholder that would receive in connection with the Proposed Transaction cash in lieu of any fractional share of Common Stock such stockholder would otherwise be entitled has the right under the General Corporation Law of the State of Nevada to dissent and instead obtain payment of the fair value of such fractional share. Set forth in Annex A to this transaction statement is a summary of such appraisal rights.

FAIRNESS OF THE TRANSACTION

The board of directors of the Corporation has fully reviewed and considered the terms, purpose, alternatives, and effects of the Proposed Transaction, and has reasonably and unanimously determined that the Proposed Transaction, including the price to be paid for fractional shares in connection with the Proposed Transaction, is fair to unaffiliated holders of securities of the Corporation, as well as to the Corporation, all of its stockholders, affiliated and unaffiliated, and its creditors and other stakeholders.

In reaching its determination regarding the overall fairness of the Proposed Transaction, the board of directors considered, among other things:

- the advantages and disadvantages to the Corporation of becoming a private company; namely the elimination of the Public Company Costs, on the positive side, and the loss of the Public Company Benefits, on the negative side;

- the advantages and disadvantages to stockholders of the Corporation that would no longer be stockholders after giving effect to the Proposed Transaction; principally the opportunity to cash out their equity interest in the Corporation without brokerage fees, on the positive side, and the loss of the opportunity to participate in any future growth and profitability of the Corporation, on the negative side; and

- the advantages and disadvantages to stockholders of the Corporation that would continue to be stockholders after giving effect to the Proposed Transaction; principally, the improved financial outlook for the Corporation resulting from the elimination of the Public Company Costs, on the positive side, and the loss of a public market for the Common Stock and extensive public information regarding the Corporation and its business, operations, and financial performance, on the negative side.

In reaching its determination regarding the fairness of the $0.50 per pre-split share price to be paid for fractional shares in connection with the Proposed Transaction (the "Transaction Price"), the board of directors considered, among other things:

-      Current and Historical Market Prices

       The Transaction Price is 66.67 percent higher than the high price for the Common Stock on The Nasdaq Stock Market Over-the-Counter Bulletin Board on Thursday, February 5, 2004, which was $0.30. The Transaction Price is also only $0.01, or approximately two percent, lower than the highest market price for the Common Stock during any quarter over the past two years, but between sixty-one and 107 percent higher than the lowest quarterly market prices recorded over the same time-span. See "The Corporation" above.

-      Net Asset Value

       The net asset value of the Corporation as at September 30, 2003, per outstanding share of Common Stock was $0.56 and per fully-diluted share of Common Stock was $0.16. The Transaction Price is eleven (11) percent lower than the net asset value per outstanding share and two hundred and thirteen (213) percent higher than the net asset value per fully-diluted share.

-      Future Earnings Prospects

       Basic and diluted net loss per share of Common Stock during each of the past two full fiscal years of the Corporation (calendar years 2001 and 2002) were $0.36 and $0.86, respectively. For the nine-month period ended September 30, 2003 (unaudited), basic and diluted net loss per share of Common Stock was $1.76. The Corporation does not expect its earnings per share to increase substantially in the current fiscal year.

-      Other Comparable Transactions

       Senior management reviewed certain other transactions which it deemed comparable. The Transaction Price is in line with the transaction prices paid in those comparable transactions in terms of observable metrics such as current and historical market prices and net asset value.

The Proposed Transaction does not require stockholder approval (including any approval by at least a majority of unaffiliated holders of securities of the Corporation) under the General Corporation Law of the State of Nevada or any other applicable law, and no vote or consent of stockholders will be sought or obtained in connection with the Proposed Transaction (other than the consent of certain preferred stockholders of the Corporation, which has already been obtained, as described below). The Board of directors of the Corporation has reasonably and unanimously determined that the costs of obtaining such a vote of consent, since it is not legally required and in light of the current finances of the Corporation, the cost saving rationale for the Proposed Transaction, and the aggregate amount of consideration to be paid for the fractional shares of Common Stock in connection with the Proposed Transaction, far outweigh any benefits to the Corporation or any holders of its securities, affiliated or unaffiliated, of seeking or obtaining such a vote or consent and, thus, is not justifiable under the circumstances.

The Proposed Transaction does require the approval of Caisse de Depot et Placement du Quebec and Societe Innovatech du Grand Montreal, preferred stockholders of the Corporation, under the amended and restated voting trust and limited shareholders agreement, dated June 10, 2003, (the "Shareholders Agreement") among Techno Expres S.A., Caisse de Depot et Placement du Quebec, Societe Innovatech du Grand Montreal, and the Corporation (filed as Exhibit
9.1 to the Quarterly Report of the Corporation on Form 10-QSB for the quarterly period ended June 30, 2003). The Corporation has sought and obtained such approval by written consent of such preferred stockholders dated December 2, 2003.

A majority of directors that are not employees of the Corporation has not retained an unaffiliated representative to act solely on behalf of unaffiliated holders of securities of the Corporation for purposes of negotiating the terms of the Proposed Transaction or preparing a report concerning the fairness of the Proposed Transaction. The board of directors of the Corporation has reasonably and unanimously determined that the costs of retaining any such representative or obtaining any such report, in light of the current finances of the Corporation, the cost-saving rationale for the Proposed Transaction, and the aggregate amount of consideration to be paid for fractional shares of Common Stock in connection with the Proposed Transaction, far outweigh any benefits to the Corporation or any holders of its securities, affiliated or unaffiliated, of retaining any such representative or obtaining any such report and, thus is not justifiable under the circumstances.

All of the members of the board of directors of the Corporation, including all of the directors that are not employees of the Corporation, approved the Proposed Transaction.

The Corporation is not aware of any firm offer by any unaffiliated person during the past two years in respect of: (i) the merger or consolidation of the Corporation with or into another company, or vice versa; (ii) the sale or other transfer of all or any substantial par of the assets of the Corporation; or
(iii) a purchase of the Corporation's securities that would enable the holder to exercise control over the Corporation.


REPORTS, OPINIONS, APPRAISALS, AND CERTAIN NEGOTIATIONS

The Corporation has not sought or received any report, opinion (other than any opinion of counsel), or appraisal from any outside party that is materially related to the Proposed Transaction. This includes reports, opinions, and appraisals relating to the consideration or the fairness of the consideration to be paid to holders of fractional shares of Common Stock in connection with the Proposed Transaction, or to the fairness of the Proposed Transaction to the Corporation or unaffiliated holders of securities of the Corporation. The board of directors of the Corporation has reasonably and unanimously determined that the costs of obtaining any such report, opinion, or appraisal, in light of the current finances of the Corporation, the cost-saving rationale for the Proposed Transaction, and the aggregate amount of consideration to be paid for fractional shares of Common Stock in connection with the Proposed Transaction, far outweigh any benefits to the Corporation or any holders of its securities, affiliated or unaffiliated, of obtaining any such report, opinion, or appraisal and, thus is not justifiable under the circumstances. The fee for a third-party fairness opinion is estimated to be in excess of $75,000. The board of directors of the Corporation concluded that in relation to the aggregate consideration to be paid to stockholders, this would constitute a wasting of corporate assets since more of the Corporation's limited resources would unnecessarily be diverted to a third party.

SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

The maximum total amount of cash that the Corporation anticipates will be required to effect the Proposed Transaction is approximately $500,000. The Corporation expects to obtain such funds from working capital of the Corporation, and does not expect to borrow or otherwise finance such funds.

Following is an itemized list of the expenses the Corporation has incurred or expects to incur in connection with the Proposed Transaction:

     Filing fees....................$  1,000
     Accounting fees................$ 10,000
     Legal fees.....................$107,000
     Printing costs.................$ 25,000
     Mailing costs..................$  7,000


CAPITAL RESTRUCTURING

On June 10, 2003 the Corporation completed a capital restructuring providing for the conversion of an unsecured loan facility from CDP Capital Communications and CDP Capital Technologies, certain convertible debentures held by CDP Capital Communications and CDP Capital Technologies, and accrued dividends and accretion on the Series B Preferred Stock, par value $0.001, of the Corporation into a new series of preferred stock--the Series C Preferred Stock, par value $0.001, of the Corporation. The details of such capital restructuring are more fully described in "Liquidity and Capital Resources" under Item 2 of Part I of the quarterly report of the Corporation on Form 10-QSB for the period ended on June 30, 2003 and are incorporated by reference to such quarterly report.

In connection with such capital restructuring, the Corporation entered into the Shareholders Agreement. Pursuant to the terms of the Shareholders Agreement, the parties thereto agreed that, among other things:

- they would vote in elections of directors of the Corporation in a manner so as to ensure that four nominees of Caisse de Depot et Placement du Quebec, one nominee of Societe Innovatech du Grand Montreal, two nominees of Techno Expres S.A. and the chief executive officer of the Corporation previously elected by the directors of the Corporation are elected as directors of the Corporation.

- certain material acts of the Corporation, including the approval of the Corporation's annual operating budget, the hiring and firing of senior officers, the incurrence of any material indebtedness, and the sale of any material assets, would require the prior approval of Caisse de Depot et Placement du Quebec;

- certain other material acts of the Corporation, including any change in or alteration of the share capital of the Corporation (as contemplated by the Reverse Stock Split), the declaration of dividends, and any voluntary dissolution or winding up of the corporation, would require the prior approval of both Caisse de Depot et Placement du Quebec and Societe Innovatech du Grand Montreal;

- the stockholder parties to the Shareholders Agreement would have preemptive rights in respect of any proposed sale and issuance of Common Stock from the treasury of the Corporation;

- the stockholder parties to the Shareholders Agreement would not dispose of their respective equity securities of the Corporation, except under certain limited circumstances, without the prior consent of the other parties thereto;

- the stockholder parties to the Shareholders Agreement would have a right of first refusal in respect of any proposed sale of equity securities of the Corporation held by the other stockholder parties thereto; and

- Caisse de Depot et Placement du Quebec would have a so-called "drag-along" right pursuant to which it could cause the other stockholder parties to the Shareholders Agreement to sell their equity securities of the Corporation or support the sale of the assets of the Corporation to a third party.

The Corporation has sought and obtained by written consent, dated December 2, 2003, the approval of the Proposed Transaction by both Caisse de Depot et Placement du Quebec and Societe Innovatech du Grand Montreal as required by the terms of the Shareholders Agreement.


BENEFICIAL OWNERSHIP OF COMMON STOCK

The table below sets forth the number of shares of outstanding Common Stock owned beneficially by each person named above under "The Corporation" as of February 6, 2004, and the percentage of the total outstanding Common Stock represented by such shares. The table below sets forth separately the number of shares of Common Stock each such person has the right to acquire with sixty days upon the exercise or conversion of securities exercisable for or convertible into Common Stock, and the percentage of the total outstanding Common Stock on a fully diluted basis represented by all shares of Common Stock beneficially owned thereby. Each of the persons named below has the sole voting and dispositive power in respect of the Common Stock beneficially owned thereby unless otherwise indicated.

                              Shares             Percent                                    Percent Fully
                           Beneficially        Outstanding         Shares Acquirable       Diluted Common
       Name                  Owned             Common Stock         within 60 Days              Stock
       ----                ------------        ------------         --------------          ------------
John Perrachon           68,750                **                  2,934,000                  3.1%

Tony Mastronardi         10,395,010            70.1%               176,000                    10.8%

Guy Nathan               10,395,010            70.1%               89,250                     10.7%

Matthew Carson           -                     -                   87,500                     **

Daniel McAllister        -                     -                   120,000                    **

Laurie Hughes            -                     -                   -                          -

Dominique Dion           1,500                 **                  20,530                     **

Benoit Pomerleau         -                     -                   -                          -

Pierre Desjardins        33,400                **                  20,000                     **

Sophie Forest            -                     -                   -                          -

Didier Benchimol         -                     -                   -                          -

Techno Expres S.A.       10,001,920            67.5%               -                          10.2%

Tonino Lattanzi          10,738,544            72.4%               -                          11.0%

Caisse  de  Depot et     -                     -                   67,707,322                 69.3%
Placement du Quebec

Societe   Innovatech     -                     -                   10,824,558                 11.1%
du Grand Montreal

FINANCIAL STATEMENTS

The audited financial statements of the Corporation for the two fiscal years required to be filed with the Corporation's most recent annual report under the Exchange Act are incorporated herein by reference from pages F1 to F20 of the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2002.

The unaudited balance sheet, comparative year-to-date income statements and related earnings per share data, statements of cash flows, and comprehensive income required to be included in the Corporation's most recent quarterly report filed under the Exchange Act are incorporated herein by reference from pages
1 to 20 of the Corporation's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.

Copies of such financial statements may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of such financial statements may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is "www.sec.gov." The Corporation will also make copies of such financial
 -----------
statements available to stockholders upon written request to the Corporation's headquarters.

The book value of the Corporation per share of Common Stock was $0.56 and per fully-diluted share of Common Stock was $0.16.

Additional Information

Copies of any information incorporated in this transaction statement by reference to any other document filed by the Corporation with the Securities and Exchange Commission may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of such documents may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is "www.sec.gov." The Corporation will also
                                        -----------
make copies of such documents available to stockholders upon written request to the Corporation's headquarters.

If you have any questions about the Proposed Transaction, you may contact the secretary of the Corporation, Matthew Carson, in writing at 3 Place du Commerce, 4th Floor, Montreal, Quebec H3E 1H7, Canada, and by telephone at (514)-765-8234.

ANNEX A

                           SUMMARY OF APPRAISAL RIGHTS
                     IN CONNECTION WITH PROPOSED TRANSACTION
                     ---------------------------------------



Any stockholder that would receive in connection with the Reverse Stock Split cash in lieu of any fractional share of Common Stock such stockholder would otherwise be entitled has the right under the General Corporation Law of the State of Nevada to dissent and instead obtain payment of the fair value of such fractional share. The rights of dissenting stockholders in connection with Reverse Stock Split are enumerated in sections 92A.300 through 92A.500, inclusive, of the General Corporation Law of the State of Nevada, a summary and the full text of which are set forth below.

SUMMARY OF RIGHTS OF DISSENTING STOCKHOLDERS

Any stockholder that would receive in connection with the Reverse Stock Split cash in lieu of any fractional share of Common Stock such stockholder would otherwise be entitled may instead demand payment of the fair value of such fractional share by giving the Corporation written notice of such demand, substantially in the form attached as Exhibit B to the transaction statement to which this summary is attached, sent by first class mail, by reputable overnight business courier, or by hand to the principal business offices of the Corporation at 3 Place du Commerce, 4th Floor, Montreal, Quebec H3E 1H7, Canada,
Attention: Chief Financial Officer, not later than March 15, 2004.

Any stockholder demanding payment of the fair value of a fractional share must deposit all certificates held thereby representing shares of Common
Stock with the transfer agent of the Corporation sent by first class mail, by reputable overnight business courier, or by hand to National Stock Transfer, 1512 South 1100 East, Salt Lake City, UT 84105, not later than March 15, 2004.

Any stockholder that does not timely demand payment of the fair value of such stockholder's fractional share or does not timely deposit all certificates held thereby representing shares of Common Stock with the transfer agent as provided above will not be entitled to payment of the fair value of such stockholder's fractional share under the dissenters' rights provisions of the General Corporation Law of the State of Nevada.

Within thirty days after the Corporation receives any timely and complete demand for payment of the fair value of a fractional share, the Corporation must pay the dissenting stockholder an amount the Corporation estimates to be the fair value of such fractional share, plus accrued interest, together with, among other things: (i) a balance sheet as of the end of a fiscal year ending not more than sixteen months before the payment date, a statement of income for that year, a statement of changes in the stockholders' equity for that year, and the latest available interim financial statements, if any; and (ii) a statement of the Corporation's estimate of the fair value of such fractional share; (iii) an explanation of how the interest was calculated.

The Corporation may, however, withhold payment with respect to any portion of such fractional share attributable to shares of Common Stock acquired by such dissenting stockholder on or after December 3, 2003, the date on which the Corporation first publicly announced, by press release and by current report filed with the United States Securities and Exchange Commission, its intention to effect the Reverse Stock Split. If the Corporation elects to withhold payment on this basis, it must offer to pay the fair value of such fractional share, plus accrued interest, subject to the agreement of such dissenting stockholder to accept that amount in full satisfaction of such dissenting stockholder's demand.

Within thirty days of receipt of payment or an offer of payment of the fair value of such stockholder's fractional share, plus accrued interest, a dissenting stockholder may notify the Corporation in writing of such stockholder's own estimate of the fair value of such fractional share and the amount of interest due, and demand payment of such amount, less any payment previously paid by the Corporation, or reject an offered payment by the Corporation and demand payment of the fair value of such fractional share, plus accrued interest, if such stockholder believes that the amount paid or offered by the Corporation is less than the fair value of such stockholder's fractional share or that the interest due is incorrectly calculated.

If a demand for payment remains unsettled, the Corporation must commence a proceeding within sixty days after receiving such demand, and petition the court to determine the fair value of the subject fractional share and accrued interest. If the Corporation fails timely to commence such a proceeding, it must pay the amount demanded.

The costs of any such proceeding will be borne by the Corporation, except to the extent that the court finds the dissenting stockholder acted arbitrarily, vexatiously, or not in good faith in demanding payment, in which case the court may assess an equitable amount of such costs against the dissenting stockholder. The court may also assess the fees and expenses of counsel and experts to either party to any such proceeding against the other is such other party acted arbitrarily, vexatiously, or not in good faith in exercising its rights under the dissenters' rights provisions of the General Corporation Law of the State of Nevada (or, in the case of the Corporation, if it did not substantially comply with the requirements of such provisions).

The foregoing is a summary of certain material terms of the dissenters' rights provisions of the General Corporation Law of the State of Nevada. It does not include or summarize all material information regarding the rights of dissenting stockholders in connection with the Reverse Stock Split. Stockholders are urged to read carefully the full text of such provisions in order to understand the full extent of and any applicable limitations on such rights.

TEXT OF STATUTORY PROVISIONS GOVERNING RIGHTS OF DISSENTING STOCKHOLDERS

NRS 92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

(2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b). 2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

1. A stockholder to whom a dissenter's notice is sent must:

(a) Demand payment;

(b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

NRS 92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation's registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation's estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter's rights to demand payment under NRS 92A.480;
and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

ANNEX B

                    FORM OF DEMAND FOR PAYMENT OF FAIR VALUE
                    ----------------------------------------


TouchTunes Music Corporation
3 Place du Commerce, 4th Floor
Montreal, Quebec H3E 1H7
Canada
Attention: Chief Financial Officer

Re: Demand for Payment of Fair Value of Fractional Share in Connection with Reverse Stock Split

The undersigned stockholder of TouchTunes Music Corporation (the "Corporation") hereby demands pursuant to Section 92A.440 of the General Corporation Law of the State of Nevada that the Corporation pay to the undersigned the fair value of the fractional share of Class A voting common stock, par value $0.001 per share, that the undersigned would be entitled to in connection with the reverse stock split (the "Reverse Stock Split") to be effected by the Corporation, as described in the transaction statement, dated February 13, 2004, sent by the Corporation to its stockholders, if the Corporation had not elected to pay cash in lieu of issuing such fractional share.

The undersigned hereby certifies that he currently beneficially owns ____ shares of Common Stock, before giving effect to the proposed Reverse Stock Split. The undersigned hereby certifies that he acquired beneficial ownership of _______ of such shares before December 3, 2003, the date on which the Corporation first publicly announced, by press release and by current report filed with the United States Securities and Exchange Commission, its intention to effect the Reverse Stock Split. The undersigned hereby acknowledges that he is not entitled to receive payment of the fair value of any shares of Common Stock he acquired after such date unless he agrees to accept such payment in full satisfaction of his demand.


------------------------------------------
(Name as it appears on share certificates)


------------------------------------------
(Signature)


------------------------------------------
(Date)